                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            PIONEER COMPANIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                            PIONEER COMPANIES, INC.
                        700 LOUISIANA STREET, SUITE 4300
                              HOUSTON, TEXAS 77002

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 20, 1999

                             ---------------------

To the Stockholders of
PIONEER COMPANIES, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Pioneer Companies, Inc., a Delaware corporation (the "Company"), will be held at the Stamford Marriott, Two Stamford Forum, Stamford, Connecticut, on Thursday, May 20, 1999, at 2:00 p.m. for the following purposes:

          (1) To elect three directors to serve until their successors are duly elected and qualified;

          (2) To ratify the appointment of Deloitte & Touche LLP as independent certified public accountants for the Company for the fiscal year ending December 31, 1999; and

          (3) To consider and act upon any other matters which may properly come before the Annual Meeting or any adjournment thereof.

     In accordance with the provisions of the Company's By-Laws, the Board of Directors of the Company has fixed the close of business on April 14, 1999 as the date for determining stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

     As of April 14, 1999, Mr. William R. Berkley, Chairman of the Board of Directors of the Company, owned approximately 59.8% of the Company's Class A Common Stock (representing approximately 56.5% of the voting power of the Company's outstanding capital stock) and thus has sufficient voting power to determine the results of the matters to be considered at the Annual Meeting. Mr. Berkley has advised the Company that he will vote FOR each of the proposals to be considered at the Annual Meeting.

     Your attention is directed to the accompanying Proxy Statement.

     You are cordially invited to attend the Annual Meeting. If you do not expect to attend the Annual Meeting in person, please vote, date and return the enclosed proxy as promptly as possible in the enclosed reply envelope.

                                            By Order of the Board of Directors,

                                            Kent R. Stephenson
                                            Vice President, General Counsel
                                            and Secretary

Dated: April 21, 1999

                            PIONEER COMPANIES, INC.

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 20, 1999

                             ---------------------

                     SOLICITATION AND REVOCATION OF PROXIES

     The enclosed proxy is solicited by the Board of Directors of Pioneer Companies, Inc. (referred to herein as the "Company") for use at the Annual Meeting of Stockholders to be held at the Stamford Marriott, Two Stamford Forum, Stamford, Connecticut on Thursday, May 20, 1999, at 2:00 p.m., and at any adjournment thereof.

     The giving of a proxy does not preclude a stockholder from voting in person at the Annual Meeting. The proxy is revocable before its exercise by delivering either written notice of such revocation or a later dated proxy to the Secretary of the Company at its executive office at any time prior to voting of the shares represented by the earlier proxy. In addition, stockholders attending the Annual Meeting may revoke their proxies by voting at the Annual Meeting. If a returned proxy does not specify a vote for, and does not withhold authority to vote for, a nominee for election as a director, the proxy will be voted for such nominee. If a returned proxy does not specify a vote for or against any of the other proposals, it will be voted in favor thereof.

     The expense of preparing, printing and mailing this Proxy Statement has been paid by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Company without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company's Class A Common Stock (the "Class A Common Stock") and Class B Common Stock (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"). The Company's Annual Report for the fiscal year ended December 31, 1998 is being mailed simultaneously with this Proxy Statement. The approximate mailing date of the Proxy Statement and the proxy is April 21, 1999.

                      OUTSTANDING STOCK AND VOTING RIGHTS

     All stockholders of record at the close of business on April 14, 1999 are entitled to notice of and to vote at the Annual Meeting. The number of shares of voting stock of the Company outstanding on that date and entitled to vote was
(i) 9,959,015 shares of Class A Common Stock, (ii) 802,645 shares of Class B Common Stock and (iii) 55,000 shares of Series A Preferred Stock, par value $.01 per share (the "Preferred Stock"). Each share of Class A Common Stock is entitled to one vote, each share of Class B Common Stock is entitled to one-tenth of one vote and each share of Preferred Stock is entitled to 9.16 votes. Class A Common Stock, Class B Common Stock and Preferred Stock will vote together as a single class on all matters to be acted on at the Annual Meeting. Class B Common Stock is fully convertible at any time into Class A Common Stock on a share-for-share basis, and Preferred Stock is fully convertible at any time into Class A Common Stock at a conversion rate of 9.16 shares of Class A Common Stock for each share of Preferred Stock. Information as to persons beneficially owning 5% or more of the Common Stock and the Preferred Stock may be found under the heading "Security Ownership of Certain Beneficial Owners and Management" herein.

     Unless otherwise directed in the proxy, the persons named therein will vote "FOR" the election of the director nominees listed below and "FOR" each of the other proposals to be considered at the Annual Meeting.

     All matters to be acted on at the Annual Meeting require the affirmative vote of a majority of the voting power of the shares present in person or by proxy at the Annual Meeting to constitute the action of the stockholders. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for purposes of the preceding sentence. A broker nonvote is a proxy submitted by a broker in which the broker fails to vote on behalf of a client on a particular matter for lack of instruction when such instruction is required.

                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS

     As permitted by Delaware law, the Board of Directors of the Company is divided into three classes, the classes being divided as equally as possible and each class having a term of three years. Each year the term of office of one class expires. This year the term of a class consisting of three directors expires, and it is the intention of the Board of Directors that the shares represented by proxy, unless otherwise indicated thereon, will be voted for the reelection of Philip J. Ablove, Andrew M. Bursky and John R. Kennedy as directors to hold office for a term of three years until the Annual Meeting of Stockholders in 2002 and until their successors are duly chosen.

     The persons designated as proxies reserve full discretion to cast votes for other persons in the event the nominees, Messrs. Ablove, Bursky and Kennedy, are unable to serve. However, the Board of Directors has no reason to believe that the nominees will be unable to serve if elected. The proxies cannot be voted for a greater number of persons than the three named nominees.

     The following table sets forth information regarding the nominees and the remaining directors who will continue in office after the Annual Meeting.

                                             SERVED AS
                                            DIRECTOR OF
                                            THE COMPANY                BUSINESS EXPERIENCE
                                            CONTINUOUSLY               DURING PAST 5 YEARS
NAME                                           SINCE                AGE AND OTHER INFORMATION
----                                        ------------            -------------------------
Nominees to Hold Office Until 2002
Philip J. Ablove..........................      1991       Mr. Ablove has been Vice President and Chief
                                                           Financial Officer of the Company since March
                                                           1996. He was a consultant and officer and
                                                           director specializing in financially
                                                           distressed companies from 1983 to 1996, and
                                                           in a consulting role he served as Acting
                                                           Chief Financial Officer of the Company from
                                                           October 1995 to March 1966. Mr. Ablove is 58
                                                           years of age.
Andrew M. Bursky(1)(2)....................      1994       Mr. Bursky has been a Managing Director of
                                                           Interlaken Capital, Inc., a private
                                                           investment and consulting firm, since May
                                                           1980. He has been Chairman of the Board of
                                                           Strategic Distribution, Inc., an industrial
                                                           service and distribution business, since
                                                           July 1988. Mr. Bursky is 42 years of age.
John R. Kennedy(3)........................      1998       Mr. Kennedy retired as President and Chief
                                                           Officer of Federal Paper Board Company, Inc.
                                                           in 1996, after serving that company since
                                                           1975. Mr. Kennedy also serves as a director
                                                           of International Paper Company, Chase Brass
                                                           Industries, Inc., De Vlieg-Bullard, Inc.,
                                                           Holnam Inc., and Spartech Corp. Mr. Kennedy
                                                           is 68 years of age.

                                             SERVED AS
                                            DIRECTOR OF
                                            THE COMPANY                BUSINESS EXPERIENCE
                                            CONTINUOUSLY               DURING PAST 5 YEARS
NAME                                           SINCE                AGE AND OTHER INFORMATION
----                                        ------------            -------------------------
Directors to Continue in Office Until 2001
Donald J. Donahue(1)(2)(3)(4).............      1988       Mr. Donahue has been a private investor
                                                           since February 1996, and he has served as
                                                           Vice Chairman of the Board of Directors of
                                                           the Company since May 1996. Mr. Donahue
                                                           served as Chairman of the Board of Magma
                                                           Copper Company from 1987 to 1996 and as
                                                           Chairman of Nacolah Holding Co., a life and
                                                           health insurance company, from 1990 to 1993.
                                                           From 1984 to 1985, Mr. Donahue served as
                                                           Chairman and was a director of KMI
                                                           Continental Group, Inc., a natural resource
                                                           conglomerate. From 1975 to 1984, he was Vice
                                                           Chairman and a director of Continental
                                                           Group, Inc. Mr. Donahue is a director of
                                                           Chase Brass Industries Inc. Mr. Donahue is
                                                           74 years of age.
Richard C. Kellogg, Jr....................      1995       Mr. Kellogg has been a private investor
                                                           since January 1997. He served as President
                                                           of the Company from April 1995 to January
                                                           1997. Mr. Kellogg was a co-founder of
                                                           Pioneer Americas, Inc. and served as
                                                           Chairman of the Board and as a director of
                                                           Pioneer Americas, Inc. from its formation in
                                                           1988 until its acquisition by the Company in
                                                           1995. Mr. Kellogg is 47 years of age.
Jack H. Nusbaum(3)(4).....................      1988       Mr. Nusbaum is Chairman of the New York law
                                                           firm of Willkie Farr & Gallagher, where he
                                                           has been a partner for more than twenty-five
                                                           years. Mr. Nusbaum is a director of W.R.
                                                           Berkley Corporation, a property and casualty
                                                           insurance holding company, Strategic
                                                           Distribution, Inc., an industrial service
                                                           and distribution business, Prime Hospitality
                                                           Corp., a national hotel company, Fine Host
                                                           Corporation, a contract food service
                                                           management company and The Topps Company,
                                                           Inc., a baseball card and collectibles
                                                           company. Mr. Nusbaum is 58 years of age.

                                             SERVED AS
                                            DIRECTOR OF
                                            THE COMPANY                BUSINESS EXPERIENCE
                                            CONTINUOUSLY               DURING PAST 5 YEARS
NAME                                           SINCE                AGE AND OTHER INFORMATION
----                                        ------------            -------------------------
Directors to Continue in Office Until 2000
William R. Berkley(1)(2)(4)...............      1988       Mr. Berkley has been Chairman of the Board
                                                           of the Company since 1987. He also serves as
                                                           Chairman of the Board of several companies
                                                           which he controls or founded. These include
                                                           W.R. Berkley Corporation, a property and
                                                           casualty insurance company, and Interlaken
                                                           Capital, Inc., a private investment and
                                                           consulting firm. Mr. Berkley is also a
                                                           director of Strategic Distribution, Inc., an
                                                           industrial service and distribution
                                                           business. Mr. Berkley is 53 years of age.
Michael J. Ferris(1)......................      1997       Mr. Ferris has been President and Chief
                                                           Executive Officer of the Company since
                                                           January 1997. Prior to joining the Company
                                                           he was employed by Vulcan Materials Company,
                                                           a company engaged in the production of
                                                           industrial materials and commodities with
                                                           significant positions in two industries,
                                                           construction aggregates and chemicals, from
                                                           March 1974 to January 1997, where he served
                                                           as Executive Vice President, Chemicals from
                                                           1996 to 1997. Mr. Ferris is also a director
                                                           of ChemFirst, Inc., a specialty chemical
                                                           company. Mr. Ferris is 54 years of age.
Thomas H. Schnitzius......................      1995       Mr. Schnitzius has been a principal in the
                                                           Houston investment banking firm of
                                                           Schnitzius & Vaughan since its formation in
                                                           October 1987. Prior to 1987 he was a
                                                           principal in the investment banking firm of
                                                           Schnitzius & Co., Ltd. Mr. Schnitzius was a
                                                           director of Pioneer Americas, Inc. from
                                                           April 1993 to April 1995. Mr. Schnitzius is
                                                           56 years of age.

---------------

(1) Member of Executive Committee.

(2) Member of Compensation and Stock Option Committee.

(3) Member of Audit Committee.

(4) Member of Administrative Committee.

     Mr. Kellogg and Mr. Berkley, the beneficial owner of approximately 59.8% of the shares of outstanding Class A Common Stock of the Company, are parties to a stockholders agreement providing that, so long as Mr. Kellogg's employment under the agreement described below under "Executive Compensation" is in effect, Mr. Berkley will vote the shares of Class A Common Stock which are owned of record or beneficially by him or over which he exercises voting control for Mr. Kellogg's election to the Company's Board of Directors, and that Mr. Kellogg will vote the shares of Class A Common Stock which are owned of record or beneficially by him or over which he exercises voting control for the election of such persons as Mr. Berkley may nominate as directors of the Company.

 IT IS THE INTENTION OF THE PERSONS NAMED ON THE ENCLOSED FORM OF PROXY TO VOTE
                                     "FOR"
             THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

                       BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors of the Company met four times during 1998. Each of the persons serving as a director in 1998 attended at least 75% of the total number of meetings of the Board and meetings of the Committees of which the director was a member during 1998. Action by written consent is also considered by the Board and its Committees from time to time. The Board has four standing committees: the Executive Committee, the Compensation and Stock Option Committee, the Audit Committee and the Administrative Committee.

     The Executive Committee, composed of Messrs. Berkley, Bursky, Donahue and Ferris, is authorized to act on behalf of the Board during periods between Board meetings. The Committee did not meet during 1998.

     The Compensation and Stock Option Committee establishes the level of compensation to be paid to the officers of the Company and administers the Company's 1995 Stock Incentive Plan. The Committee met once during 1998. Messrs. Berkley, Bursky and Donahue serve on the Committee.

     The Audit Committee, composed of Messrs. Donahue, Kennedy and Nusbaum, advises the Board as to the selection of the Company's independent public accountants, monitors their performance, reviews all reports submitted by them and consults with them with regard to the adequacy of internal controls. The Committee met once during 1998.

     The Administrative Committee, consisting of Messrs. Berkley, Donahue and Nusbaum, was formed during 1997 to establish the qualifications for service as a director and to seek suitable candidates for such service. The Committee did not meet during 1998.

     The Committee will consider individuals recommended by stockholders for service on the Board of Directors. Such recommendations should be provided to the Secretary of the Company.

BANKRUPTCY ACTION

     Mr. Bursky was an executive officer of Blue Lustre Products, Inc., a privately-owned company engaged in the sale and leasing of carpet cleaning equipment and other carpet cleaning products. In October 1995, while he was an executive officer, Blue Lustre filed a chapter 11 petition for reorganization under federal bankruptcy law.

COMPENSATION OF DIRECTORS

     In 1992, the Board of Directors established a policy under which each director who is not also an employee of the Company receives an annual retainer and a quarterly fee for attendance at meetings. The Board has established the annual retainer at a level of $22,000, and the quarterly meeting fee at $2,000. The Company granted each non-employee director who served throughout 1998 5,677 shares of Class A Common Stock under the Company's 1993 Non-Employee Director Stock Plan in payment of the 1998 annual retainer, and Mr. Kennedy was granted 3,515 shares of Class A Common Stock in payment of the retainer as a result of his service as a non-employee director during a portion of the year.

     Each non-employee director was also paid a quarterly fee of $2,000 for attendance at meetings of the Board of Directors in 1998.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the shares of Common Stock and Preferred Stock owned on April 14, 1999 by each person who is known by the Company to be the beneficial owner of more than five percent of any class of stock as of such date. Except as otherwise indicated, all shares of stock shown in the table are held with sole voting and investment power.

                                                                     SHARES
                                 NAME AND ADDRESS OF              BENEFICIALLY   PERCENT
TITLE OF CLASS                     BENEFICIAL OWNER                  OWNED       OF CLASS
--------------                   -------------------              ------------   --------
Class A Common Stock   William R. Berkley(1)...................    5,955,240       59.8
                       165 Mason Street
                         Greenwich, CT 06830
                       Richard C. Kellogg, Jr.(2)..............      589,642        5.9
                       2716 University Boulevard
                         Houston, Texas 77005
                       Frans G.J. Speets(2)....................      589,642        5.9
                       2400 Fountainview, #204
                         Houston, Texas 77057
Class B Common Stock   Chemical Bank(3)........................      802,645      100.0
                       Special Loan Group
                         270 Park Avenue
                         48th Floor
                         New York, NY 10017
Preferred Stock        OCC Tacoma, Inc. .......................       55,000      100.0
                       5005 LBJ Freeway
                         Dallas, Texas 75380-9050

---------------

(1) Includes 3,480,234 shares held by Interlaken Investment Partners, L.P. Mr. Berkley is the sole owner of a company that indirectly controls Interlaken Investment Partners, L.P.; as such, he may be deemed to be the beneficial owner of shares of Class A Common Stock held by such entity. Mr. Berkley's holdings (including the shares owned by Interlaken Investment Partners, L.P.) represent 56.5% of the voting power of the Company's outstanding capital stock as of April 14, 1999.

(2) The holdings of each of Messrs. Kellogg and Speets represents 5.6% of the voting power of the Company's outstanding capital stock as of April 14, 1999.

(3) Information obtained from a Schedule 13G, dated July 21, 1992, filed with the Securities and Exchange Commission by Chemical Bank ("Chemical"). The filing reported that Chemical had acquired 802,645 shares of Class B Common Stock (as adjusted for the one-for-four reverse stock split on April 27, 1995, and the seven percent stock dividends paid to stockholders of record on December 16, 1996, December 1, 1997, and December 28, 1998), of which it was the beneficial owner with sole voting and dispositive power. The holdings of Chemical represent 7.6% of the voting power of the outstanding Common Stock as of April 14, 1999, and 8% of the number of shares of Common Stock outstanding as of that date.

     The following table sets forth information regarding beneficial ownership of the Company's Class A Common Stock as of April 14, 1999, by each of the Company's directors and the nominees for director named herein, each of the executive officers of the Company named in the Summary Compensation Table under the caption "Executive Compensation", and all directors and executive officers of the Company as a group. Included within beneficial ownership are shares as to which an individual has the right to acquire beneficial ownership within 60 days of April 14, 1999 through the exercise of stock options. Percentages of Class A

Common Stock are based on the shares outstanding as of April 14, 1999, together with the shares that will be issued if such options are exercised.

                                                                     SHARES
                                       NAME OF                    BENEFICIALLY   PERCENT
TITLE OF CLASS                     BENEFICIAL OWNER                  OWNED       OF CLASS
--------------                     ----------------               ------------   --------
Class A Common Stock   Philip J. Ablove........................       13,429       *
                       William R. Berkley......................    5,955,240       58.1
                       Andrew M. Bursky........................      295,516        2.8
                       Donald J. Donahue**.....................      240,196        2.3
                       Michael J. Ferris.......................      310,839        3.0
                       Richard C. Kellogg, Jr..................      627,334        6.1
                       John H. Kennedy.........................        4,585       *
                       Jack H. Nusbaum.........................       22,752       *
                       Thomas H. Schnitzius....................       13,370       *
                       Norman E. Thogersen.....................          -0-       *
                       James E. Glattly........................       99,224       *
                       Jerry B. Bradley........................       20,664       *
                       All directors and executive officers as
                         a group (15 persons)..................    7,591,394       74.1

---------------

 * Less than one percent

** 91,877 of such shares are held by the Donahue Family Partnership, which Mr.
   Donahue serves as the general partner.

     The Company knows of no current arrangements, including any pledge by any persons of securities of the Company, the operation of which may at a subsequent date result in a change of control of the Company.

                             EXECUTIVE COMPENSATION

     The following tables provide information with respect to the compensation of the Company's President and Chief Executive Officer and the four other most highly paid executive officers. Where appropriate, share data reflects the one for four reverse stock split of April 1995 and the seven percent stock dividends paid to holders of record in December 1996, December 1997 and December 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                                                   COMPENSATION
                                  ANNUAL COMPENSATION                                 AWARDS        ALL OTHER
                             ------------------------------      OTHER ANNUAL      -------------     COMPEN-
NAME AND PRINCIPAL POSITION  YEAR(1)   SALARY($)   BONUS($)   COMPENSATION(2)($)   OPTIONS(3)(#)   SATION($)(4)
---------------------------  -------   ---------   --------   ------------------   -------------   ------------
Michael J. Ferris.........    1998     $387,500     78,581              --             26,750         4,200
  President and Chief         1997      345,965    200,000          80,505            457,960         4,200
  Executive Officer
James C. Glattly..........    1998      234,004         --              --             12,840         4,800
  President, Pioneer Chlor    1997      218,753    119,902              --             28,622         4,200
  Alkali Company, Inc.        1996      193,336     50,000              --                 --         3,750
Norman E. Thogersen.......    1998      187,594     78,790          13,200             12,840            --
  President, PCI Chemicals    1997       29,250         --              --                 --            --
  Canada Inc.
Philip J. Ablove..........    1998      225,003     36,873              --              8,560         4,125
  Vice President and          1997      225,003     99,001          63,442                 --         2,406
  Chief Financial Officer     1996      183,318     40,000              --             61,252         1,406
Jerry B. Bradley..........    1998      165,003     20,144                              4,280         4,725
  Vice President, Human       1997      165,002     58,501          40,683             11,449         4,063
  Resources                   1996      157,500     15,000          18,309                 --         2,583

---------------

(1) Messrs. Ferris, Thogersen and Ablove were employed by the Company on January 4, 1997, October 31, 1997, and March 8, 1996, respectively. Mr. Glattly has served in the indicated position since December 1, 1996.

(2) The amount for Mr. Thogersen relates to the personal use of a company car and premiums related to a company-paid life insurance policy. Other indicated amounts relate to reimbursement of relocation and moving expenses.

(3) Expressed in terms of the numbers of shares of the Company's Class A Common Stock underlying options granted during the year. Option grants in 1998 were under the Company's 1998 Stock Plan. All other option grants were under the Company's 1995 Stock Incentive Plan, with the exception of 153,129 shares granted to Mr. Ferris in 1997, which were granted pursuant to agreement between the Company and Mr. Ferris.

(4) Represents amounts contributed to match a portion of the employee's contributions under a 401(k) plan.

PENSION PLAN

     Defined benefit retirement coverage is provided to U.S.-based executive officers under the Pioneer Chlor Alkali Company, Inc. pension plan. At the normal retirement age of 65, participants under the plan receive benefits based on their credited service and their covered compensation for the average of their highest five complete consecutive plan years out of their last ten complete consecutive plan years. Covered compensation under the plan includes base pay and annual performance and incentive programs, but excludes all other items of compensation. However, the Internal Revenue Code limits remuneration which may be taken into account (subject to certain grandfather rules) under the pension plan for 1998 to $160,000. The benefits in the table set forth below are computed as a straight life annuity at age 65. Benefits are not subject to any deduction for social security since the basic benefit formula incorporates the average social security breakpoint in calculating the benefit.

                               PENSION PLAN TABLE

                                                             YEARS OF SERVICE(1)
                                               -----------------------------------------------
REMUNERATION                                     15        20        25        30        35
------------                                   -------   -------   -------   -------   -------
$125,000.....................................  $27,153   $36,204   $45,255   $54,306   $63,357
 150,000.....................................   32,778    43,704    54,630    65,556    76,482
 175,000.....................................   32,778    43,704    54,630    65,556    76,482
 200,000.....................................   32,778    43,704    54,630    65,556    76,482
 225,000.....................................   32,778    43,704    54,630    65,556    76,482
 250,000.....................................   32,778    43,704    54,630    65,556    76,482
 300,000.....................................   32,778    43,704    54,630    65,556    76,482
 400,000.....................................   32,778    43,704    54,630    65,556    76,482
 450,000.....................................   32,778    43,704    54,630    65,556    76,482
 500,000.....................................   32,778    43,704    54,630    65,556    76,482

---------------

(1) The estimated years of credited service for each of the named executive officers of the Company as of December 31, 1998, were: Mr. Ferris -- 2 years; Mr. Glattly -- 10 years; Mr. Ablove -- 2 years; and Mr. Bradley -- 3 years.

     The Company has adopted a Restoration Retirement Plan for the benefit of certain employees of the Company and its subsidiaries. Under current law an individual's annual compensation in excess of a certain level (currently $160,000) is disregarded in determining the amount of retirement benefits to be paid to the individual under the Pension Plan maintained for the benefit of the employees of the Company and Pioneer Chlor Alkali Company, Inc., and the Company's contributions are similarly limited under the 401(k) Savings Plan which is maintained for the benefit of the same employees. The Restoration Retirement Plan will provide unfunded benefits to those executives approved for participation in the Plan, with the benefits with respect to the Pension Plan to be equal in amount to the amount which would be paid under the Pension Plan but for the salary limitation, and with the benefits with respect to the Savings Plan to be equal to three percent of pay in excess of the salary limitation amount. Each of the executives named in the Summary Compensation Table, with the exception of Mr. Thogersen, participates in the Restoration Retirement Plan.

     Defined benefit retirement coverage is provided to Mr. Thogersen under the PCI Chemicals Canada Inc. pension plan. At the normal retirement age of 60, Mr. Thogersen will be eligible to receive benefits equal to 61% of his covered compensation for the average of his three highest-compensated years of service, based on what will have been 37 years of credited service at that time. Assuming a 20% increase in average compensation from his 1998 compensation level, Mr. Thogersen's annual pension benefit would be $195,200. Covered compensation under the plan includes base pay and annual performance and incentive programs and commissions, but excludes all other items of compensation. While Revenue Canada regulations limit pension benefits, pension benefits due to Mr. Thogersen in excess of the limits will be provided under an unfunded, excess pension plan.

                             OPTION GRANTS IN 1998

     The following table provides information with respect to grants of stock options during 1998 to the named executive officers:

                                                     INDIVIDUAL GRANTS
                                    ---------------------------------------------------    POTENTIAL REALIZABLE
                                                   PERCENT                                   VALUE AT ASSUMED
                                     NUMBER OF     OF TOTAL                               ANNUAL RATES OF STOCK
                                      SHARES       OPTIONS      EXERCISE                  PRICE APPRECIATION FOR
                                    UNDERLYING    GRANTED TO     OR BASE                      OPTION TERM(1)
                                      OPTIONS     EMPLOYEES       PRICE      EXPIRATION   ----------------------
NAME                                GRANTED (#)    IN 1998     (PER SHARE)      DATE        5%($)       10%($)
----                                -----------   ----------   -----------   ----------   ---------    ---------
Michael J. Ferris.................    26,750         19.4         8.41        5/19/08      141,480      358,540
Norman E. Thogersen...............    12,840          9.3         8.41        5/19/08       67,911      172,099
James E. Glattly..................    12,840          9.3         8.41        5/19/08       67,911      172,099
Philip J. Ablove..................     8,560          6.2         8.41        5/19/08       45,274      114,733
Jerry B. Bradley..................     4,280          3.1         8.41        5/19/08       22,637       57,366

     All of the options were granted under the Company's 1998 Stock Plan, with exercise prices equal to the fair market value of the Common Stock on the date of grant. The options granted to Mr. Ferris provide for the purchase of 11,502 shares on or after May 19, 2001, an additional 11,503 shares on or after May 19, 2002, and an additional 3,745 shares on or after May 19, 2003. The options granted to Mr. Glattly provide for the purchase of 11,427 shares on or after May 19, 2001 and an additional 1,413 shares on or after May 19, 2002. The options granted to Messrs. Thogersen, Ablove and Bradley are exercisable in full on or after May 19, 2001.

     The amounts indicated as potential realizable values reflect assumed rates of appreciation in market value from the date of grant until the end of the option term, at the rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, in the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as it is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatile factors.

                       AGGREGATED YEAR-END OPTION AMOUNTS

     The following table shows with respect to the named executive officers the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1998, with respect to options to purchase Class A Common Stock of Pioneer. None of such options were "in-the-money" options, with a positive spread between the exercise price of any such existing stock options and the year-end price of the Class A Common Stock, which was $4.00 per share. None of the named executive officers exercised any stock options during the year.

                                                                   NUMBER OF SHARES
                                                                UNDERLYING UNEXERCISED
                                                           OPTIONS AT DECEMBER 31, 1998 (#)
                                                           ---------------------------------
NAME(1)                                                    EXERCISABLE        UNEXERCISABLE
-------                                                    ------------       --------------
Michael J. Ferris........................................     93,308             484,706
Norman E. Thogersen......................................         --              29,906
James E. Glattly.........................................     18,987              83,723
Philip J. Ablove.........................................         --              69,809
Jerry B. Bradley.........................................     18,375              15,729

EMPLOYMENT AGREEMENTS AND SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS

     On January 4, 1997, the Company entered into a three-year employment with Michael J. Ferris, pursuant to which Mr. Ferris serves as President and Chief Executive Officer of the Company. The agreement provides for an annual salary of not less than $350,000. Under the agreement, Mr. Ferris is entitled to receive other benefits made available to executive officers and to receive bonus compensation in accordance with any management incentive plan established by the Board of Directors. The agreement provides that if employment is terminated by the Company without "just cause" or by Mr. Ferris for "good reason" (as such terms are defined in the employment agreement), Mr. Ferris shall continue to receive his annual salary until the last date of the employment term or, if later, the first anniversary of the termination date, subject to certain provisions for offset, and will continue to receive certain other benefits provided for in the agreement. Termination following a change in control does not constitute "just cause" or "good reason", but "good reason" does include the failure of any successor to the Company by operation of law to assume the employment agreement.

     On March 8, 1996, Philip J. Ablove, who is a director of the Company, was elected Vice President and Chief Financial Officer of the Company, after serving as a management consultant to the Company since October 1995. The Company agreed to pay Mr. Ablove an annual salary of $225,000. Following any change of control during his employment by the Company, he is entitled to a severance payment equal to at least twelve months' salary.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Compensation for executives of the Company is made up of three components, base salary, annual cash bonus, and long-term incentives. The Compensation and Stock Option Committee of the Board of Directors reviews each of the components on an annual basis to ensure that compensation is competitive within the chemical industry and promotes the alignment of executive and stockholder interests.

     Salary levels are compared to industry survey data on an annual basis to ensure that compensation levels allow the Company to attract and retain highly-competent executives. However, given the current downturn in the industry's business cycle and the anticipated effects on the Company's results, it has been determined that the Company's executive officers will not be awarded salary increases during 1999. Amounts to be paid as annual cash bonuses with respect to each year are linked to the Company's financial performance through the Company's Shared Earnings Plan, in which all of the Company's employees participate. A specified return on a business unit's assets must be achieved before cash bonuses are paid under that plan. Long-term incentives have been provided in the form of stock option grants to executives upon the commencement of service and additional grants on a periodic basis. Grants are based on the perceived value that an executive will provide the Company.

     Michael J. Ferris has served as the Company's President and Chief Executive Officer since January 4, 1997, pursuant to an employment agreement that provides for an annual salary of not less than $350,000. Mr. Ferris' salary for service as the Company's chief executive officer during 1999 will be $400,000, an amount which was determined on the same basis as the salaries of other executives of the Company, and he will also participate in the Shared Earnings Plan.

                                            William Berkley
                                            Andrew M. Bursky
                                            Donald J. Donahue

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     William R. Berkley, a member of the Compensation and Stock Option Committee, is the Chairman of the Board of Directors of the Company and, as of April 14, 1999, may be deemed to beneficially own approximately 59.8% of the Class A Common Stock (representing approximately 56.5% of the voting power of the Company).

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     The graph set forth below compares the cumulative total stockholder return on the Class A Common Stock for the period commencing December 31, 1993, and ending December 31, 1998, to the cumulative total return on the Standard & Poor's 500 Stock Index and the Standard & Poor's Midcap 4000 Chemicals Stock Index (Airgas, Inc., Cabot Corporation, Calgon Carbon Corporation, Georgia Gulf Corporation, IMC Global Inc., Lyondell Petrochemical Company and Solutia Inc.). Dates are for fiscal years ending December 31 in each of the years indicated. The graph assumes a $100 investment in the Company's Common Stock and in each index on December 31, 1993, and that all dividends paid by companies included in each index were reinvested.
[Performance Graph]

                                                      Pioneer                            S&P Midcap
               Measurement Period                    Companies,                             400
             (Fiscal Year Covered)                      Inc.            S&P 500          Chemicals
1993                                                           100               100               100
1994                                                           100            101.32            128.05
1995                                                        419.75            139.40            154.86
1996                                                        332.69            171.40            154.21
1997                                                        934.44            228.58            160.47
1998                                                        304.72            293.91            120.93

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Pursuant to the 1995 agreement relating to the acquisition of Pioneer Americas, Inc. by the Company (the "Acquisition Agreement"), certain assets not necessary for the Company's chlor-alkali business are held by subsidiaries of the Company for the benefit of the former owners of Pioneer Americas, Inc. (the "Sellers"). Such assets include (i) real property (the "Excess Land") in St. Gabriel, Louisiana, Henderson, Nevada and Mojave, California, and (ii) 32% of the equity interest in Basic Investments, Inc. ("Basic") and directly or indirectly, 37.22% of the partnership interest in Victory Valley Land Company, L.P. Any proceeds from such assets are held in a separate account for the benefit of the Sellers, subject to offset against any claims by the Company under environmental and other warranties provided to the Company by the Sellers. As of March 31, 1999, the account had a balance of approximately $6.3 million; distributions to the Sellers of funds held in the account will not occur before April 20, 2000. Included among the Sellers are Richard C. Kellogg, Jr., a director of the Company, and James E. Glattly, an executive officer of the Company, and Frans G. J. Speets, who beneficially owns 6.0% of the Company's outstanding Class A Common Stock. Messrs. Kellogg, Glattly, and Speets have interests in the account and in any liability of 39.4%, 0.7% and 29.4%, respectively.

     A subsidiary of the Company is party to an agreement with Basic for the delivery of water to the Company's Henderson production facility. The agreement provides for the delivery of a minimum of eight million gallons of water per day. The agreement expires on December 31, 2014, unless terminated earlier in accordance with the provisions thereof. Basic also charges the Company and other companies in the Henderson industrial complex for power distribution services. Since January 1, 1998, the Company has paid Basic approximately $1.7 million for the provision of such services. At March 31, 1999, the net amount owed to Basic was approximately $200,000.

     As Sellers under the Acquisition Agreement, Messrs. Kellogg, Glattly and Speets each also hold promissory notes payable by the Company in the principal amounts of $4,512,330, $77,718 and $3,366,062, respectively. Since January 1, 1998, the Company has paid such individuals interest on such Seller Notes in the amounts of approximately $540,000, $9,000 and $402,000, respectively. The notes are payable in five equal annual installments beginning on April 1, 2001.

     On April 20, 1995, the Company entered into a five-year employment agreement with Richard M. Kellogg, Jr. pursuant to which Mr. Kellogg served as President of the Company. Mr. Kellogg resigned as President of the Company on January 4, 1997. Mr. Kellogg continues to perform services for the Company, and pursuant to the terms of the agreement, the Company will continue to pay Mr. Kellogg's annual salary of $300,000 per year through April 20, 2000.

     In connection with the Acquisition Agreement the Company entered into an employment agreement with Mr. Speets, pursuant to which the Company agreed to pay Mr. Speets an annual salary of $190,000 through April 20, 2000. The agreement provides that following termination of the agreement by either party, the Company will pay Mr. Speets an amount equal to the present value of the remaining payments due Mr. Speets, discounted at 7%. The agreement has not been terminated, and the Company continues to make the required salary payments to Mr. Speets.

     Jack H. Nusbaum, a director of the Company, is Chairman of the law firm of Willkie Farr & Gallagher, which acts as counsel to the Company from time to time.

     Each transaction involving officers of the Company, its controlling persons or affiliates was authorized at the time of the transaction or subsequently ratified by a majority of the Company's disinterested directors. It is the Company's practice not to enter into any transactions with affiliated parties unless a majority of the disinterested and independent directors determines that the terms of such transactions are at least as favorable to the Company as those available in similar transactions made with non-affiliated parties.

                                  PROPOSAL 2:

                      APPOINTMENT OF INDEPENDENT AUDITORS

     Deloitte & Touche LLP has served as the independent accountants of the Company for a number of years, and the firm has been appointed by the Board of Directors as independent certified public accountants to audit the financial statements of the Company for the fiscal year ending December 31, 1999. The Board of Directors is submitting this matter to a vote of stockholders in order to ascertain their views. If the appointment of Deloitte & Touche LLP is not ratified at the Annual Meeting, the Board of Directors will reconsider its action and will appoint auditors for the 1999 fiscal year without further stockholder action. Further, even if the appointment of auditors is ratified by stockholder action, the Board of Directors may at any time in the future in its discretion reconsider the appointment of auditors without submitting the matter to a vote of stockholders.

     It is expected that representatives of Deloitte & Touche LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

 IT IS THE INTENTION OF THE PERSONS NAMED ON THE ENCLOSED FORM OF PROXY TO VOTE
                                     "FOR"
    RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP UNLESS OTHERWISE
                                   DIRECTED.

                                 OTHER MATTERS

NOTICE REQUIREMENTS

     It is anticipated that the next Annual Meeting of Stockholders after the one scheduled for May 20, 1999, will be held on or about May 18, 2000. All stockholder proposals relating to a proper subject for action at the 2000 Annual Meeting to be included in the Company's Proxy Statement and form of proxy relating to that meeting must be received by the Company for its consideration at its principal executive offices no later than January 19, 2000, all in accordance with the provisions of Rule 14a-8 promulgated under the Securities Exchange Act of 1934. Any such proposal should be submitted by certified mail, return receipt requested.

COMPLIANCE WITH SEC.16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Class A Common Stock or Class B Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. During 1998 reports with respect to the issuance of shares of Class A Common Stock by the Company to Messrs. Berkley, Bursky, Donahue, Nusbaum and Schnitzius in payment of director's fees under the Company's 1993 Non-Employee Director Stock Plan were not filed on behalf of such persons in a timely manner. Based solely on its review of Section 16(a) reports furnished to the Company, the Company has not identified any other instances of reports for the fiscal year ended December 31, 1998, which were not filed in a timely manner.

     As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other business shall properly come before the Annual Meeting, the persons named in the proxy will vote according to their best judgment.

                                            By order of the Board of Directors,

                                            WILLIAM R. BERKLEY
                                            Chairman of the Board

April 21, 1999

                            PIONEER COMPANIES, INC.

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
                        FOR ANNUAL MEETING MAY 20, 1999

    The undersigned hereby constitutes and appoints Philip J. Ablove and Kent R. Stephenson, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Pioneer Companies, Inc. to be held at the Stamford Marriott Hotel, Two Stamford Forum, Stamford, Connecticut on Thursday, May 20, 1999, at 2:00 p.m., and any adjournments thereof, on all matters coming before said meeting.

DIRECTORS RECOMMEND A VOTE "FOR" ELECTION OF ALL NOMINEES AND "FOR" PROPOSAL 2.

1. ELECTION OF THREE DIRECTORS TO A CLASS EXPIRING IN 2002.

            [ ]  FOR nominees listed below                     [ ]  WITHHOLD
AUTHORITY to vote for nominees

   Philip J. Ablove, Andrew M. Bursky and John R. Kennedy

   [ ]  FOR, except vote withheld from the following nominee(s):

--------------------------------------------------------------------------------

2. Proposal to ratify the Board of Directors' selection of Deloitte & Touche LLP as independent public accountant of the Company.

      [ ]  FOR                  [ ]  AGAINST                  [ ]  ABSTAIN

    In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy cannot vote your shares unless you sign and return this card in the enclosed postage paid envelope.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR ITEM 2.

                                                 DATE
                                                 -------------------------------

                                                 -------------------------------
                                                           (Signature)

                                                 -------------------------------
                                                   (Signature if held jointly)

                                                 NOTE: Please sign exactly as
                                                 name appears hereon. Joint
                                                 owners should each sign. When
                                                 signing as attorney, executor,
                                                 administrator, trustee or
                                                 guardian, please give full
                                                 title as such.

                                                 The signor hereby revokes all
                                                 proxies heretofore given by the
                                                 signer to vote at said meeting
                                                 or any adjournments thereof.

                                                 PLEASE MARK, SIGN, DATE AND
                                                 RETURN THIS PROXY CARD
                                                 PROMPTLY, USING THE ENCLOSED
                                                 ENVELOPE. THANK YOU.